Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Registration Statement No. 333-259790 on Form S-1 of our report dated March 7, 2022, relating to the financial statements of Offerpad Solutions Inc., appearing in the Annual Report on Form 10-K of Offerpad Solutions Inc. for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona

March 7, 2022